Exhibit 99.1

FOR IMMEDIATE RELEASE

Owens-Illinois, Inc. Completes Cash Tender Offer for any and all
of its Outstanding 7.80% Senior Debentures due 2018

PERRYSBURG, Ohio (March 15, 2017) - Owens-Illinois, Inc. (NYSE: OI) (the “Company”) announced today the results of its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 7.80% Senior Debentures due 2018 (the “Debentures”). As of 5:00 p.m., New York City time, on March 14, 2017 (the “Expiration Time”), $227,664,000 aggregate principal amount of the Debentures were validly tendered and not validly withdrawn, or 91.07% of the principal amount of the outstanding Debentures. This amount excludes $864,000 of Debentures tendered in accordance with guaranteed delivery procedures, which must be delivered by the Guaranteed Delivery Date as set forth in the Offer Documents (as defined below) to be validly tendered. The Company expects to accept for payment all such Debentures validly tendered and not validly withdrawn on or prior to the Expiration Time for a total cash payment of $249,936,369, which amount includes accrued and unpaid interest (and which excludes payment for Debentures delivered under the guaranteed delivery procedures). Payment for any Debentures validly tendered and not validly withdrawn on or prior to the Expiration Time is expected to occur on March 15, 2017. Payment for Debentures delivered under the guaranteed delivery procedures is expected to occur on March 17, 2017.

The terms and conditions of the Tender Offer are described in the Offer to Purchase dated March 8, 2017 and the related Letter of Transmittal and Notice of Guaranteed Delivery (collectively, the “Offer Documents”). Credit Agricole CIB is serving as the dealer manager for the tender offer. Questions regarding the tender offer may be directed to Credit Agricole CIB, at +1 (866) 807-6030 (U.S. toll-free) and (212) 261-7802 (collect). Copies of the Offer Documents may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation at (866) 470-3900 (U.S. toll-free) and (212) 430-3774 (collect), via email at contact@gbsc-usa.com (mailto:contact@gbsc-usa.com), or via the following web address: http://www.gbsc-usa.com/Owens-Illinois/

None of the Offer Documents have been filed with or reviewed by any federal or state securities commission or regulatory authority of any country, nor has any such commission or authority passed upon the accuracy or adequacy of the Offer Documents. Any representation to the contrary is unlawful and may be a criminal offense.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Debentures in the tender offer. The tender offer is not being made to holders of Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, and to realize expected growth opportunities, cost savings and synergies from the Vitro Acquisition, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (6) consumer preferences for alternative forms of packaging, (7) cost and availability of raw materials, labor, energy and transportation, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (9) consolidation among competitors and customers, (10) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (14) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events relates to asbestos-related claims, (15) changes in U.S. trade policies, (16) the Company’s ability to achieve its strategic plan, and the other risk factors associated with the business described in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.

SOURCE: Owens-Illinois, Inc.

For further information, please contact:

Sasha Sekpeh
O-I Investor Relations
(567) 336-5128
alexandra.sekpeh@o-i.com